Exhibit 99.1

Contact:
Name:  Philip Lembo or John Gavin
Phone:  (781) 441-8338

For Immediate Release                                                                                       January 26, 2006

NSTAR Reports Earnings and Declares Dividend Increase

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $0.36 per basic and diluted common share for the fourth quarter of 2005, compared to $0.36 and $0.35 per basic and diluted share reported for the same period in 2004.

The company also reported earnings of $1.84 and $1.83 per basic and diluted share, respectively, for the year ended December 31, 2005, compared to $1.77 and $1.76 per basic and diluted share, respectively, for the year ended December 31, 2004.

Chairman, President and Chief Executive Officer Thomas J. May said, "2005 was another successful year for NSTAR.  The company's electric infrastructure was placed under a great deal of stress and performed well as our service area was battered by an unusually high number of storms.  We also faced the challenge of buying reliable supplies of electricity and natural gas on behalf of our customers in a market where energy supplies tightened and prices across the U.S. nearly doubled as a result of hurricanes Katrina and Rita."

May added, "In an effort to lower and stabilize our electric delivery rates at a time when our customers are feeling the strain of high global energy prices, I'm pleased to report that Massachusetts regulators approved a seven-year rate settlement that provides customers with an initial $20 million cut in electric rates, that then remain frozen for seven years.  Also, our gas customers will realize the benefits of a temporary $18 million rate cut during the current winter heating season."

Earnings for the fourth quarter of 2005 include the positive impact of higher transmission revenues, driven by the new 345kV transmission line and other transmission system investments; an increase in electric revenues, driven by a 2.1% increase in kWh sales; and higher earnings from non-utility operations.   These positive items were partially offset by higher operations & maintenance expenses, driven by higher storm and insurance costs; and a decrease in gas revenues, driven by a 4.9% reduction in sales.

Dividend Increase
NSTAR also announced today that its Board of Trustees voted to increase the dividend on its common shares to an annual rate of $1.21 per share, a 4.3 percent increase over the previous rate of $1.16.  The Board declared a quarterly dividend of $0.3025 per share.  This is the Company's 467th consecutive dividend, payable February 9, 2006 to shareholders of record February 3, 2006.  The Company has one of the longest consecutive payment records on the New York Stock Exchange.

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May said, "We have a strong record of performance for our shareholders.  Today's dividend action reflects our optimism about continuing that same consistent performance in the future.  We have delivered solid earnings growth and we believe we can achieve a long-term earnings growth rate of between 4 and 6 percent.  This will allow us to maintain a healthy balance between dividends to shareholders and earnings reinvested into the business.  With a current dividend payout ratio of approximately 63%, we are well positioned to provide consistent, sustainable dividend growth for investors."

2006 Guidance
Management offers the following guidance for the year 2006:

a)	Earnings per share are expected to be in the $1.90 - $1.96 range.
b)	Modest economic improvements and normal weather are expected to yield electric and gas sales growth of 1% to 3%.
c)

Capital expenditures for the year are expected to be approximately $400 million, including approximately $90 million for the 345kV transmission line into Boston which is currently under construction and is expected to be placed in service by the summer 2006.

Comparative unaudited results for the fourth quarter and year-end periods were as follows (a):
Financial Data (in thousands, except per share data)

Three months ended December 31:	2005	2004	% Change
Operating revenues	$812,575	$713,127	13.9%
Net income	$38,705	$37,959	2.0%
Earnings per share (b)
Basic	$0.36	$0.36	-%
Diluted	$0.36	$0.35	2.9%
Weighted average number of shares (b):
Basic	106,808	106,498	0.3%
Diluted	107,060	107,636	(0.5)%
Dividends paid per common share (b)	$0.29	$0.2775	4.5%

Year ended December 31:	2005	2004	% Change
Operating revenues	$3,243,120	$2,954,332	9.8%
Net income	$196,135	$188,481	4.1%
Earnings per share (b):
Basic	$1.84	$1.77	4.0%
Diluted	$1.83	$1.76	4.0%
Weighted average number of shares (b):
Basic	106,756	106,268	0.5%
Diluted	107,100	107,292	(0.2)%
Dividends paid per common share (b)	$1.16	$1.11	4.5%

(a)  More detailed financial information is included in NSTAR's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2006.

(b)  Basic and diluted earnings per share, basic and diluted weighted average number of shares and dividends declared per common share for prior periods have been restated to reflect NSTAR's two-for-one split of its common shares that became effective June 6, 2005.

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Recent Events
Rate Settlement
On December 30, 2005, The Massachusetts Department of Telecommunications and Energy (DTE) approved a seven-year rate settlement, which results in an immediate $20 million rate cut for NSTAR's electric customers.  As part of the settlement, the reduced rate will be frozen for seven years.  The agreement also provides temporary rate relief of $18 million for NSTAR's gas customers, as well as new programs and incentives to improve system performance and customer service.

The settlement also calls for new service and reliability standards that will bolster customer service levels.  The company will be given incentives and penalties related to the reliability of the system and customers will be informed of system reliability through an annual report card from NSTAR.  Other features include the creation of a debt forgiveness program for low income customers and the revision of certain NSTAR power purchasing practices to provide greater stability for energy prices paid by residential customers.  The settlement also provides for NSTAR to spend $10 million on new safety and reliability initiatives, including a comprehensive manhole inspection, repair and upgrade program.

Fourth Quarter Conference Call
NSTAR is holding a conference call to discuss its fourth quarter results today at 4:30 p.m. Eastern Time.  The call is being webcast and can be accessed on NSTAR's corporate website www.nstaronline.com by clicking on "Investor Relations" and then selecting the webcast icon.  A replay of the call will be archived on NSTAR's corporate website in the Investor Relations section under "Webcast Archives."

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, such as management's expectation concerning earnings growth, unit sales projections and capital expenditures.  These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: impact of continued cost control procedures on operating results; weather conditions; changes in tax laws, regulations and rates; financial market conditions; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the DTE and Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; future economic conditions in the regional and national markets; ability to maintain current credit ratings; and the impact of terrorist acts.

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Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile
NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $7.6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts non-utility, unregulated operations.  For more information, go to www.nstaronline.com.

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